Exhibit 16.1
Securities and Exchange Commission
Station Place
100 F. St., NE
Washington, D.C. 20549
RE: Pure Earth, Inc.
Commissioners:
We have read the statements made by Pure Earth, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission as Item 14 of a Form 10 General Form for Registration of Securities of Pure Earth, Inc. dated June 2008. We agree with the statements concerning our Firm in Such Form 10.
Very truly yours,
/s/ Skoda Minotti
SKODA MINOTTI
Certified Public Accountants
Mayfield Village,
Ohio June 19, 2008

Skoda Minotti | Certified Public Accountants | 6685 Beta Drive, Mayfield Village, Ohio 44143 | ph 440 449 6800 | fx 440 646 1615 | www.skodarninotti.com

We currently maintain an insurance policy that provides reimbursement, subject to certain exceptions, for amounts we may be required or permitted by law to pay to indemnify our directors and officers.
Item 13. Financial Statements and Supplementary Data
The financial statements required to be included in this Registration Statement appear at the end of the Registration Statement beginning on page F-1.
Under the rules of the SEC applicable to smaller reporting companies, we have omitted supplementary financial information from this registration statement.
Item 14. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.
The independent registered public accounting firm of Skoda Minotti served as our independent public accountants with respect to the audit of our 2006 consolidated financial statements and the audit of the 2007 combined financial statements of the Casie Group companies, each of which have been included in this registration statement. In December 2007, upon the recommendation of our board of directors, we determined we would not renew the engagement of Skoda Minotti as our independent registered public accounting firm. On January 2, 2008, we decided to engage, and did engage Marcum & Kliegman LLP to serve as our independent registered public accountant firm with respect to the audit of our consolidated 2007 financial statements.
The reports of our independent registered public accounting firm on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. During our two most recent fiscal years and the subsequent period prior to our engagement of Marcum & Kliegman, we did not consult with Marcum & Kliegman regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any matter related to a “disagreement” or “reportable event,” as such terms are defined in Item 304(a) of Regulation S-K.
During each of the fiscal years ended December 31, 2006 and December 31, 2007 and the subsequent interim period from January 1, 2008 through our notice to Skoda Minotti on January 3, 2008 of our non-renewal of our engagement of that firm, there were no disagreements between us and Skoda Minotti on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreement, if not resolved to the satisfaction of Skoda Minotti, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Furthermore, during this time period, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, with respect to Skoda Minotti.
We have requested Skoda Minotti to furnish a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements. A copy of that letter has been filed as Exhibit 16.1 to this registration statement.
Item 15. Financial Statements and Exhibits.
(a) The financial statements required to be included in this registration statement appear beginning on page F-1.
(b) See the Exhibit Index below.